Advaxis, Inc
212 Carnegie Center, Princeton, NJ 08540
Tel: 609 497 7555 Fax: 801 459 3596

December 20, 2004
Mr. Todd Derbin
840 Pretty Brook Road
Princeton, NJ 08540

Dear Todd:

Re: Restated Employment Agreement

It is hereby agreed that your employment agreement shall be restated as follows:

1.	Capacity, extent of service: You will be employed by Advaxis, Inc (“Company”) or its successors for the Term (as defined below) as the President and Chief Executive Officer of the Company. In addition, you shall be a member of the Board of Directors of the Company (“BOD”). This position will report directly to the BOD. In this role you will be responsible for all activities of the Company. During your employment hereunder, you shall devote your full business time and your best efforts, business judgment, skill and knowledge to the performance of your duties and responsibilities hereunder. You shall not engage in any other business activity during the term of this Agreement, other than matters approved by the BOD. Notwithstanding the generality of the foregoing sentence, you shall be allowed to serve as a member of the board of directors of up to two companies, in each case subject to the approval of the BOD which shall not be unreasonably withheld.

2.	Effective Date, Term and Extensions. The effective date of this Agreement (the “Effective Date”) shall be January 1, 2005. Subject to the provisions of Section 9 hereof, this Agreement shall have an original term of 12 months commencing on the Effective Date and ending on December 31, 2005 (the “Term”); the Term may be extended by both parties in Writing.

3.	Salary: Until such time as the Company shall raise and close on $1 million or more in equity capital or funded debt instrument such as bank loans, and including the GOG Value (as defined below) and credit lines, but excluding any vendor financing, long or short term payables, and capital or equipment leases, post December 31, 2004, and excluding any equity capital or debt instrument raised prior to December 31, 2004 and further excluding any capital raised through Sunrise Securities, but including any capital raised through Harvest Advaxis, LLC) (“Equity”), your base salary shall be $200,000. If the Company closes more than $1 million but less than $2 million in Equity, your base salary will be adjusted to $225,000. If the Company closes $2mm or more in Equity, your base salary will be adjusted to $250,000. The GOG Value shall be defined as the fair market value of one Phase I study supported under contract by the GOG group at NIH, if such support is awarded (whether such contract supports one or more studies), as determined by the BOD based on three independent CRO proposals for the Phase I study currently planned by the Company.

4.	Bonus: (i) You will participate in the Management Bonus Program with a potential total annual bonus of up to 40% of the weighted average base salary for the applicable year, based on agreed upon milestones. (ii) 2004 Bonus: It is agreed that the bonus for the year 2004 shall be $45,000, and that such bonus shall be converted into common shares at $0.287 per share (i.e. 156,794 common shares). You shall be responsible to pay all applicable taxes on such bonus. (iii) 2005 Bonus: The bonus for year 2005 shall be as defined in Exhibit A. If the Company raised less than $2 million in Equity, then at the sole discretion of the BOD, up to 50% of the bonus for year 2005, if any, shall be converted, into the Company’s common shares, at a price per share equal to the average closing price in the 45 days preceding the conversion, but in any event no less than $0.287. The remaining 50% of the bonus paid for year 2005 shall be paid in cash or in equity, at the BOD’s discretion, based on the Company’s financial condition at the time of the bonus award. (iv) 2006 Bonus: for the year 2006 and after, in the event that the Term has been extended, the BOD will determine the annual milestones required achieving the annual bonus.

5.	Benefits: In addition to the above you will be entitled to participate in all Company benefits as per the Company’s standard benefit plan to be established, and as approved by the BOD.

6.	Disability. In the event of the Permanent Disability (as defined below) of you, this Agreement may be terminated by the Company. In such event, the Company shall pay you (i) your earned but unpaid salary, pro rata earned bonus and accrued but unused vacation through the date of termination, (ii) the amount of any unreimbursed expenses, and (iii) for a period of six (6) months from the date of such termination, your salary as in effect at the time of such termination; provided, that such amounts shall be offset by any amounts otherwise paid to you under the then-existing disability benefit plans of the Company. In addition, you shall be entitled to receive benefits that have already vested or which otherwise are to be provided pursuant to the terms of employee benefits plans maintained by the Company for its employees (including without limitation the payments prescribed for you under any disability benefit plans which may be in effect for executives of the Company and in which you participated). You shall also be entitled to continue group hospitalization and health insurance, if and to the extent the Company maintains policies generally, for the periods specified in the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”) upon payment by you of the required amounts under COBRA. Except as set forth above or as otherwise required by law, no other payments shall be made, or benefits provided, by the Company under this Agreement in the event the Company terminates this Agreement due to your Permanent Disability. The term “Permanent Disability” shall mean the inability of you to perform your essential duties and other services which you are employed to perform, even with reasonable accommodation, for a total of three (3) calendar months during any twelve (12) consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by your attending physician of a medical certification form outlining the disability and treatment. The Company and you will cooperate with each other and comply with all reasonable requests to determine whether a disability exists and, if so, whether there is a reasonable accommodation that does not produce undue hardship to the Company’s business. It is the parties' intent to comply with the Americans with Disabilities Act and the New Jersey Law Against Discrimination with respect to any disability or handicap.

7.	Options: In addition to your existing options, you shall receive a new option grant (“New Grant”) which, including your existing 1,172,767 options (“Existing Grant”) shall be equal to 5% (five percent) of the total issued and outstanding common shares of the Company, as of March 31, 2005. The New Grant shall be subject to the terms and condition of the Company’s 2005 option plan upon the approval and establishment of such plan (“Plan”). The options shall be non-qualified. One half (1/2) of the New Grant shall vest immediately. One half (1/2) of the New Grant shall vest monthly over four years at the rate of 1/48 (one forty-eighth) vesting each month.

8.	Non-Competition and Non-Solicitation: You shall not for two years following the termination or non renewal of this agreement for any reason: (a) directly or indirectly compete with the Company, or advise or become a partner, consultant, agent, director, advisor or a 1% shareholder in a business that is substantially similar to or competitive with the business or planned business of the Company, or (b) solicit any clients or customers of the Company for any business that is substantially similar to or competitive with the business or planned business of the Company. You acknowledge and agree that the geographic, length of term, and types of activity restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company.

9.	Termination: This agreement can be terminated by you or the Company upon a 60-day notice. In the event that your employment shall be terminated without cause prior to the end of the Term, you shall receive a severance package on a monthly basis of (i) 6 months of base salary, or (ii) 9 months of base salary payable if the Company closes on more than $1 million but less than $2 million in Equity, or (iii) 12 months of base salary if the Company closes on more than $2 million in Equity, which in any case is subject to a mitigation clause. Only the following shall constitute “cause” for such termination: (a) Conviction of, or plea of no contest by, you in a court of competent jurisdiction of any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude; (b) Willful refusal by you to perform the duties reasonably assigned to you by the BOD (which duties are consistent with your position with the Company), which failure or breach continues for more than 20 days after written notice given to you pursuant to a vote of at least a majority of all of the members of the BOD, such vote to set forth in reasonable detail the nature of such refusal; (c) Diverting any business opportunity of the Company or its affiliates for your own personal gain; or, (d) Materially breaching any provision of this Agreement, which breach is not cured within thirty (30) days after receiving written notice from the BOD specifying the nature of such breach.

10.	Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

11.	Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by you.

12.	Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions.

13.	Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written).

This letter is subject to the approval of the BOD of the Company.

If these terms are agreeable to you, sign and date the letter in the appropriate space at the bottom and return it us.

Sincerely,

Advaxis, Inc

/s/ Scott Flamm
Name: Scott Flamm
Title: Director

I understand and accept the terms and conditions of this offer of employment.

/s/ Todd Derbin
Todd Derbin

Exhibit A

Bonus milestones for year 2005:

(a)	40% of the bonus based upon the successful completion of patient enrollment for the Phase I study in Lovaxin C. This enrollment obviously implies that any applicable regulatory approvals needed to start the study (e.g., FDA and IRB approvals in the US) are in place.

(b)	30% upon the closing of additional $3 million or more in new financing in year 2005; to include new Equity, debt financing which generates new cash for the company, and grants but excluding vendor financing, payables to Penn or other vendors, capital leases, and other trade obligations.

(c)	30% at the discretion of the BOD. A major factor used for evaluation will be the BOD’s assessment of the CEO’s ability to build and maintain productive and professional relationships with key stakeholders of the Company, including employees, investors, consultants, outside vendors and board members